DME Securities LLC

44 Wall Street, 20th Floor
New York, NY 10005

David Elias
TELEPHONE:	516-967-0205
212-514-5920

david.elias@dmesecuritiesllc.com

July 22, 2011
William Danielczyk
Innolog Holdings Corporation
4000 Legato Road
Suite 830
Fairfax, VA 22033

Dear William,

This letter (together with Exhibits A, B and C annexed hereto and made a part hereof, all of which taken together constitute this (“Engagement Agreement”) confirms our complete understanding with respect to the retention of DME Securities LLC. (“DME”), a registered broker/dealer as exclusive placement agent and financial advisor to Innolog Holdings Corporation. (“Company’) in connection with up to $10,000,000 in debt/equity financing.

Upon the terms and subject to the conditions set forth hereinafter, the parties hereto agree as follows:

1.
Appointment.  The Company hereby retains DME and DME hereby agrees to  act as the Company’s non-exclusive placement agent and financial advisor in connection with the Placement and the financial advisory services as more specifically set forth in paragraph 2 below, effective as of the date hereof (the “Effective Date”).

2.
Scope and Certain Conditions of Services.  The Company hereby retains DME to consult with and advise the Company with respect to the Placement and anything incidental thereto, as directed by the Company.  The Company expressly acknowledges and agrees that the obligations of DME hereunder with respect to the Placement are on a reasonable best efforts basis only and that the execution of this Engagement Agreement does not constitute a commitment by DME to provide financing to the Company and does not ensure the success of securing any financing on behalf of the Company.  DME will work with the company regarding M&A targets, to perform the due diligence on those targets, and to advise the company on potential up listing to either the American Stock Exchange or Nasdaq.

3.
Fees and Compensation.  In consideration for the services rendered by DME hereunder, the Company agrees to pay DME, and DME agrees to accept as its sole compensation therefore, the following fees and other compensation:

a.
A success fee (the “Placement Success Fee”), payable upon the successful completion of the Placement, equal to 8% (eight percent) of the gross proceeds of the Placement (or in the case of a revolving line of credit, the commitment amount). The Placement Success Fee is due and payable to DME immediately upon the closing of the Placement and shall be disbursed directly to DME simultaneously with the delivery of the proceeds of the Placement to the Company.

b.	The company will pay a onetime due diligence fee of $15,000 and a monthly retainer of $2,000 for financial consulting services.

c.
The Company agrees to reimburse DME for its reasonable, out-of-pocket expenses (the “Expenses”) incurred in connection with this Engagement Agreement within 10 days of submission with detail receipts, not to exceed $1,000 without prior approval by The Company.

d.	The Company will be responsible for the cost of all third party reports with regard to The Placement.

4.
 Term of Retention.  This Engagement Agreement shall terminate at the close of business August 1, 2012 (the “Expiration Date”, and the period from the Effective Date through and including the Expiration Date being hereinafter referred to as the “Term of Retention”). After the Term of Retention expires, the Engagement Agreement will continue on a month to month basis, at no additional cost, fee or expense to the Company, unless cancelled by the Company upon one (1) month’s written notice.  Upon termination, the company is no longer required to pay DME the $2,000 per month retainer.

Notwithstanding anything herein to the contrary, the obligation to pay the Placement Success Fee and the Advisory set forth in paragraphs 3 (a) and (b) (to the extent earned hereunder), and the Expenses as set forth in paragraph  3 (c) shall survive any termination or expiration of this Engagement Agreement.  Moreover, it is expressly understood and agreed by the parties hereto that any financing, whether debt or equity, of the Company, which closes and funds within twenty four (24) months of the termination or expiration of this Engagement Agreement with any investors or lenders first identified and/or contacted by DME and with which the Company had direct discussions or negotiations while this Engagement Agreement was in effect, shall result in such fees and compensation being due and payable by the Company to DME as required by paragraph 3 of this Engagement Agreement, provided DME delivers to the Company a list of such investors or lenders within thirty (30) days after the expiration of this Engagement Agreement.

5.
Due Diligence.  The role of DME as placement agent and financial advisor to the Company is subject to and contingent upon the satisfactory completion of a due diligence review of, among other things, the Company’s assets, business, future prospects and current and projected financial condition.  If at the completion of its due diligence review DME is not reasonably satisfied with the results of its due diligence, this Engagement Agreement may be immediately terminated by DME upon written notice to the Company, setting forth in reasonable detail the reasons for such dissatisfaction (it being understood and agreed that it shall be reasonable for DME to so terminate this Engagement Agreement based on such due diligence, provided that DME, acting in good faith and using reasonable judgment, determines that the Company will not qualify for the Placement with any commercial or private lender or investor).

6.
Preferential Right.  If the Company closes a Placement during the Term of Retention, for the twenty four month period commencing on the later of (i) the date of the closing of the Placement or (ii) the date of the closing of any Transaction, the Company agrees to consider DME in connection with providing any additional or replacement financing arrangements to the Company, with the role of DME, if any, to be determined at that time.

7.
Public Announcements.  Prior to any press release or other public disclosure relating to services hereunder which is legally allowed by law, the Company and DME Securities LLC. shall confer and reach agreement upon the contents of any such disclosure.

8.
No Additional Fees or Expenses to the Company.  It is understood and agreed that (i) in no event shall the Company be required to pay any fee, cost or expense to DME, other than the Advisory, in connection with the Placement prior to the closing of the Placement, (ii) any such fee, cost or expense shall be reasonable, and (iii) DME shall provide the Company with written notice prior to the billing of any such fee, cost or expense.

9.
Miscellaneous.  As more specifically set forth on Exhibit C, this Engagement Agreement shall be governed in accordance with the laws of the State of New York without giving effect to conflicts of laws generally.

This Engagement Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and there is no agreements or understandings with respect hereto which are not contained in this Engagement Agreement.  This Engagement Agreement may be modified only in writing signed by the party to be charged.

If the foregoing correctly sets forth out understanding with respect to the subject matter hereto, please confirm the same by executing and returning to us the duplicate copy of this Engagement Agreement.

DME will remain committed to entering into this agreement provided it is executed by you on or before August 5, 2011.

Very truly yours,

William Danielczyk	DME Securities LLC
Innolog Holdings Corporation	David Elias
Chief Executive Officer	Chief Executive Officer

Agreed and Accepted
As of this July 26, 2011

EXHIBIT A
STANDARD TERMS AND CONDITIONS

1.
The Company shall promptly provide DME Securities LLC. with all relevant information about the Company and the property associated with the Placement (to the extent available to the Company) that shall be reasonably requested or required by DME which information shall be true, accurate and correct in all material respects at the time furnished.

2.
DME shall keep all information obtained from the Company strictly confidential except: (a) for information which is otherwise publicly available, or previously known to DME or was obtained by DME independently of the Company and without breach of DME’s agreement with the Company; (b) DME may disclose such information to its affiliates, shareholders, officers, directors, representatives, agents, employees and attorneys, and to financial institutions, but shall ensure, to the best of its ability, that all such persons will keep such information strictly confidential; (c) pursuant to any order of a court of competent jurisdiction or other governmental body (DME will give written notice to the Company of such order within forty-eight (48) hours of receipt of such order); and (d) upon prior written consent of the Company.

3.
The Company recognizes that in order for DME to perform properly its obligations in a professional manner, it is necessary that DME be reasonably informed of and, to the extent practicable and commercially reasonable, participate in meetings and discussions between the Company, on the one hand, and investors and potential investors introduced relating to the matters covered by the terms of DME’s engagement.

4.
The Company agrees that any report or opinion, oral or written, delivered to it by DME is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person, other than its employees and attorneys, without DME’s prior written consent, except as may be required by applicable law or regulation, which consent shall not be unreasonably withheld or delayed.

5.	No fee payable by the Company to any other financial advisor or lender shall reduce or otherwise affect any fee payable by the Company to DME.

6.
The  Company and DME represent and warrant to each other that; (a) each party hereto has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) the Agreement has been duly authorized and executed and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms; and (c) the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) the either party’s certificate of incorporation or by-laws or (ii) any agreement to which either party is a party by which any of their property or assets is bound.

7.
Nothing contained in the Agreement shall be constituted to place DME and the Company in the relationship of partners or joint ventures.  Neither DME nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever.  DME in performing its services hereunder, shall at all times be an independent contractor.

8.
The Agreement has been and is made solely for the benefit of DME, the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit B and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in the Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person who is not a party to such Agreement, other than as set forth in this paragraph.

9.
The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void without force and effect.

10.
All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or faxed and confirmed by letter or sent by overnight delivery service, to the party whom it is address at the following addresses or such other address as such party may advise the other in writing:

To the Company:

Innolog Holdings Corporation	Telephone: 703-766-1412
4000 Legato Road
Suite 830
Fairfax, VA 22033

To DME

DME Securities LLC
44 Wall Street 20th floor	Telephone: 516-967-0205
New York, NY 10005	Telephone: 212-514-5920

EXHIBIT B
INDEMNIFICATION

Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that the role of DME Securities LLC. is advisory, the Company agrees to indemnify and hold harmless DME and its affiliates and their irrespective officers, directors, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Act”) or Section 20(a) of the Securities Exchange Act (“Indemnified Parties”), from and against any and all loss, charge, claim, damage, expense and liability whatsoever, including, but not limited to, all reasonable attorneys’ fees and expenses (hereinafter a “Claim” or “Claims”), related to or arising in any manner out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact made by the Company or any omission or alleged omission of the Company to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any transaction, proposal or any other matter (items (i) and (ii) being hereinafter referred to as a “Matter” or “Matters”) contemplated by the engagement of DME hereunder, and will promptly reimburse the Indemnified Parties for all reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened Claim related to or arising in any manner out of any Matter contemplated by the engagement of DME hereunder, or any action or proceeding arising there from (collectively, “Proceedings”), whether or not such Indemnified Party is a formal party to any such Proceedings.  Notwithstanding the foregoing, the Company shall not be liable in respect of any Claims that a court of competent jurisdiction has judicially determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted from the negligence or willful misconduct of an Indemnified Party.  The Company further agrees that it will not, without the prior written consent of DME settle compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification may be sought hereunder (whether or not DME or any Indemnified Party is an actual or potential party to such Proceeding), without the prior written consent of DME in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.

In order to provide for just and equitable contribution in any case in which (i) an Indemnified Party is entitled to indemnification pursuant to this Engagement Agreement but it is judicially determined by the entry of a final judgment decree by a court of competent jurisdiction and the time to appeal has expired or the last right of appeal has been denied) that such indemnification may not be enforced in such case, or (ii) contribution may be required by the Company in circumstances for which an Indemnified party is otherwise entitled to indemnification under the Agreement, then, and in each such case, the Company shall contribute to the aggregate losses, Claims, damages and/or liabilities in an amount equal to the amount for which indemnification was held unavailable.  Notwithstanding the foregoing, DME shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by DME, or to which DME may be entitled to receive, pursuant to this Agreement.

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with DME’s engagement hereunder except for Claims that a court of competent jurisdiction shall have determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted from the negligence or willful misconduct of such Indemnified Party.  The indemnity, reimbursement and contribution obligations of the Company set forth herein shall be in addition to any liability which the Company may otherwise have an shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this Engagement Agreement with DME and (iv) whether or not DME shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to them in the Engagement Agreement.

EXHIBIT C
JURISDICTION

Each of the Company and DME hereby irrevocably; (a) submits to the jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for the purposes of any suit, action or other proceeding arising out of the Agreement between the Company and DME which is brought by or against either party; (b) agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court; and (c) to the extent that the Company or DME has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, each of them hereby waives, to the fullest extent permitted by law, such immunity.

Each of DME and the Company hereby waives, and DME and the Company agree, not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that: (a) DME or the Company, as applicable, is not personally subject to the jurisdiction of any such court; (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding is brought in an inconvenient forum; (d) the venue of any such suit, action or proceeding is improper; or (e) this Agreement may not be enforced in or by any such court.

Nothing in these provisions shall affect any party’s right to serve process in any manner permitted by law or limit its rights to bring a proceeding in the competent courts of any jurisdiction or jurisdictions or to enforce any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.